Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center, Suite 2800 San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

January 5, 2024

Harpoon Therapeutics, Inc.

611 Gateway Boulevard, Suite 400

South San Francisco, California 94080

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,367,147 shares (the “Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan and 2022 Inducement Plan (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Harpoon Therapeutics, Inc.

January 5, 2024

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP